Exhibit 99.1
FOR IMMEDIATE RELEASE
CIT ANNOUNCES ACCELERATED PROCESS FOR APPOINTING NEW
DIRECTORS IN POTENTIAL PREPACKAGED PLAN OF REORGANIZATION
     NEW YORK — October 28, 2009 — CIT Group Inc., a leading provider of financing to small businesses and middle market companies, today announced a modification of its Amended Offering Memorandum (dated October 16, 2009 and supplemented October 23, 2009) that will accelerate changes to its Board of Directors in a potential prepackaged plan of reorganization scenario. Immediately upon effectiveness of CIT’s plan of reorganization, a majority of the Directors will be individuals who were identified by bondholders.
     Upon the effective date of the potential prepackaged plan of reorganization, the Board will consist of 13 Directors, including 12 independent Directors and the future CEO, upon his or her appointment by the new Board. The 12 independent Directors will include:
•	Five incumbent Directors identified by the current Nominating and Governance Committee of the Board (“N&GC”);

•	Four Directors identified by the Steering Committee of Lenders pursuant to the process described in the Offering Memorandum; and

•	Three Directors identified by bondholders who are not members of the Steering Committee.
     The Offering Memorandum previously provided that, if the Company were to consummate its restructuring through a prepackaged plan of reorganization,

incumbent Directors would constitute no more than five of the 13 Directors to be elected at the 2010 annual meeting.
     With respect to the three candidates to be identified by other bondholders, any bondholder (other than a Steering Committee member) who holds at least 1% of the aggregate outstanding principal amount of CIT bonds and unsecured bank debt will have the right to recommend up to three candidates to the N&GC. The N&GC will select three candidates from among those recommended, provided that not more than one candidate put forward by any one bondholder is selected.
     The appointment of all Directors is subject to prior notice to the Federal Reserve Bank of New York, and there can be no assurances that the Federal Reserve Bank of New York will not disapprove of a particular candidate. If the Federal Reserve Bank of New York disapproves of any candidate, another individual identified by the Steering Committee or other bondholders, as applicable, will be appointed as promptly as practicable thereafter.
     In the event of a prepackaged plan of reorganization, the new Board will form a committee to recommend CEO candidates to the full Board for approval. The size and mandate of the committee will be determined by the new Board, but it is intended that non-incumbent Directors would constitute a majority of any such committee.
     CIT continues to believe it has broad support for its restructuring plan among both its large and small bondholders.
For Additional Information
     A pre-recorded webcast presentation from CIT’s senior management team covering the Company’s current restructuring plan is available on its website (http://ir.cit.com). Further information about the Company, its restructuring plan, and the amended offering memorandum as supplemented, is available at www.cit.com.
     The Information Agent for the Offer is D.F. King & Co. Financial Balloting Group, LLC is serving as Exchange Agent for the Exchange Offers and Voting Agent for the Plan of Reorganization. Retail holders of notes with questions regarding the voting and exchange process should contact the information agent at (800) 758-5880 or +1 (212) 269-5550. Banks and brokers with questions regarding the voting and exchange process should contact the exchange and voting agent at +1 (646) 282-1888. BofA Merrill Lynch and Citigroup Global Markets are acting as financial advisors to the Company for purposes of this transaction.
     Evercore Partners, Morgan Stanley and FTI Consulting are the Company’s financial advisors and Skadden, Arps, Slate, Meagher & Flom LLP is legal counsel in connection with the restructuring plan. Sullivan & Cromwell is legal advisor to CIT’s Board of Directors.
     Individuals interested in receiving future updates on CIT via e-mail can register at http://newsalerts.cit.com.
About CIT
CIT (NYSE: CIT) is a bank holding company with more than $60 billion in finance and leasing assets that provides financial products and advisory services to small and middle market businesses. Operating in more than 50 countries across 30 industries, CIT provides an unparalleled combination of relationship, intellectual and financial capital to its customers worldwide. CIT maintains leadership positions in small business and middle market lending, retail finance, aerospace, equipment and rail leasing, and vendor finance. Founded in 1908 and headquartered in New York City, CIT is a member of the Fortune 500. www.cit.com
FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. Important factors that could cause our actual results to be materially different from our expectations include, among others, CIT may need to seek protection under the US Bankruptcy Code, even if the tender offer is consummated, the risk that the $3 billion loan facility does not provide the liquidity that CIT is seeking due to material negative changes to CIT’s liquidity from draw down of loans by customers, the risk that CIT is unsuccessful in its efforts to effectuate a comprehensive restructuring of its liabilities, in which case CIT may be forced to seek bankruptcy relief. Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.
###
CIT MEDIA RELATIONS:
C. Curtis Ritter
Director of External Communications & Media Relations
(212) 461-7711
Curt.Ritter@cit.com
CIT INVESTOR RELATIONS:
Ken Brause
Executive Vice President
1-866-54CITIR (542-4847)
investor.relations@cit.com